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                                                                     EXHIBIT 3.2

              MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
                               FILING ENDORSEMENT

This is to Certify that the CERTIFICATE OF AMENDMENT-CORPORATION for

                           MUSLIM MEDIA NETWORK, INC.

                                ID NUMBER: 47123D

received by facsimile transmission on May 4, 2005 is hereby endorsed filed on May 5, 2005 by the Administrator. The document is effective on the date file, unless a subsequent effective date within 90 days after received date is stated in the document.

                                In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 4th day of February, 2005.

[ State Seal of Michigan]
                                /s/ Andrew L. Metcalf,         Director

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                 MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
                          BUREAU OF COMMERCIAL SERVICES

            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
              For use by Domestic Profit and Nonprofit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations) or Act 162, Public Acts of 1982 (nonprofit corporation), the undersigned corporation executes the following Certificate:

1.    The present name of the corporation is: Muslim Media Network, Inc.

2.    The identification number assigned by the Bureau is: 47123D

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

"The total authorized shares:

      1.    Common shares: 1,500,000

      2. A statement of all or any of the relative rights, preferences and limitation of the shares of each class is as follows:

            Shares of the Corporation's common stock may not be assigned, transferred or conveyed to a transferee that would result in the transferee beneficially owning more than 5% of the outstanding shares of the Corporation's common stock (a "Restricted Transferee") without first obtaining the approval of the Board of Directors of the Corporation or its designee.

            Beneficial Ownership of shares of common stock is defined as follows: (a) A person has beneficial ownership of shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such shares, or (2) investment power which includes the power to dispose, or to direct the disposition, of such shares; (b) a person also is the beneficial owner of shares if such person, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting itself of beneficial ownership of shares or preventing the vesting of such beneficial ownership; or (c) a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares at any time within 60 days including but not limited to any right to acquire (1) through the exercise of any option, warrant or right, (2) through the conversion of a security or (3)

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            pursuant to the power to revoke a trust, discretionary account or similar arrangement. A "person" is defined as an individual, partnership, corporation, limited liability company, trust, or any other entity.

            Any person requesting approval for a transfer to a Restricted Transferee shall provide such information as the Board of Directors, or its designee, requests as a condition to such approval. A transfer of shares made to a Restricted Transferee without approval of the Board of Directors, or its designee, is void. The Board of Directors may delegate the responsibility for approving or denying transfers to Restricted Transferees to a committee of the Board or an officer of the Corporation.

5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

X by written consent of all the shareholders or members entitled to vote in accordance with Section 407(3) of the Act if a nonprofit corporation, or
      Section 407(2) of the Act if a profit corporation.

Profit Corporations and Professional Service Corporations

Signed this 27th day of April , 2005

By:   /s/ A. S. Nakadar
      -----------------
      Dr. A. S. Nakadar

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